CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement on Form S-1 (to be filed on or about July 11, 2024) of our audit report dated February 14, 2024, with respect to the balance sheets of Global-Smart.Tech as of May 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended May 31, 2023 and for the period from April 15, 2022 (inception) through May 31, 2022. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” in such Registration Statement.

Spokane, Washington

July 11, 2024